Exhibit 4.3

BERRY PETROLEUM COMPANY

2010 EQUITY INCENTIVE PLAN

1.            Purpose of the Plan . The purpose of this Plan is to encourage ownership in the Company by key personnel whose long term service is considered essential to the Company’s continued progress and, thereby, encourage recipients to act in the stockholders’ interest and share in the Company’s success.

2.            Definitions . As used herein, the following definitions shall apply:

“Administrator” shall mean the Board, any Committees or such delegates as shall be administering the Plan in accordance with Section 4 of the Plan.

“Affiliate” shall mean any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator.

“Applicable Laws” shall mean the requirements relating to the administration of stock plans under federal and state laws, any stock exchange or quotation system on which the Company has listed or submitted for quotation the Common Stock to the extent provided under the terms of the Company’s agreement with such exchange or quotation system and, with respect to Awards subject to the laws of any foreign jurisdiction where Awards are, or will be, granted under the Plan, to the laws of such jurisdiction.

“Award” shall mean, individually or collectively, a grant under the Plan of Options, Stock Awards, SARs, or Cash Awards.

“Awardee” shall mean a Service Provider who has been granted an Award under the Plan.

“Award Agreement” shall mean an Option Agreement, Stock Award Agreement, SAR Award Agreement, and/or Cash Award Agreement, which may be in written or electronic format, in such form and with such terms as may be specified by the Administrator, evidencing the terms and conditions of an individual Award. Each Award Agreement is subject to the terms and conditions of the Plan.

“Board” shall mean the Board of Directors of the Company.

“Cash Award” shall mean a bonus opportunity awarded under Section 14 pursuant to which a Participant may become entitled to receive an amount based on the satisfaction of such performance criteria as are specified in the agreement or other documents evidencing the Award (the “Cash Award Agreement”).

“Change in Control” shall mean and shall be deemed to have occurred if and when any one of the following four events occurs: (i) within the meaning of Section 13(d) of the Exchange Act, any person or group becomes a beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities, without the prior approval of the Company; (ii) an election of Directors not in accord with the recommendations of the majority of the Directors who were in office prior to the pending election; (iii) the consummation of an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities which are not subsidiaries, as a result of which less than 50% of the outstanding securities of the surviving or resulting entity are, or are to be, owned by former stockholders of the Company (excluding from the term “former stockholders” a stockholder who is, or as a result of the transaction in question, becomes an “affiliate,” as that term is used in the Exchange Act and the Rules promulgated thereunder, of any party to such merger, consolidation or reorganization); or (iv) the sale of substantially all of the Company’s business and/or assets (in one transaction or a series of related transactions) to a person or entity which is not a subsidiary.

“Committee” shall mean a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

“Common Stock” shall mean the common stock of the Company.

“Company” shall mean Berry Petroleum Company, a Delaware corporation, or its successor.

“Consultant” shall mean any person engaged by the Company or any Affiliate to render services to such entity as an advisor or consultant.

“Conversion Award” has the meaning set forth in Section 4(b)(xii) of the Plan. “Director” shall mean a member of the Board.

“Dividend Equivalent” shall mean a credit, made at the discretion of the Administrator subject to the provisions of Section 15(f) hereof, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant.

“Employee” shall mean a regular, active employee of the Company or any Affiliate, including an Officer and/or Director. Within the limitations of Applicable Law, the Administrator shall have the discretion to determine the effect upon an Award and upon an individual’s status as an Employee in the case of (i) any individual who is classified by the Company or its Affiliate as leased from or otherwise employed by a third party or as intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise, (ii) any leave of absence approved by the Company or an Affiliate, (iii) any transfer between locations of employment with the Company or an Affiliate or between the Company and any Affiliate or between any Affiliates, (iv) any change in the Awardee’s status from an employee to a Consultant or Director, and (v) at the request of the Company or an Affiliate an employee becomes employed by any partnership, joint venture or corporation not meeting the requirements of an Affiliate in which the Company or an Affiliate is a party.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, as of any date, the closing sales price for such Common Stock as of such date (or if no sales were reported on such date, the closing sales price on the last preceding day on which a sale was made), as reported in such source as the Administrator shall determine, or such other valuation as the Administrator determines reflects fair market value and is consistent with the applicable requirements of IRC Section 409A.

“Grant Date” shall mean the date upon which an Award is granted to an Awardee pursuant to this Plan.

“Incentive Stock Option” shall mean an Option intended to qualify as an incentive stock option within the meaning of IRC Section 422 and the regulations promulgated thereunder.

“IRC” shall mean the Internal Revenue Code of 1986, as amended.

“Nonstatutory Stock Option” shall mean an Option not intended to qualify as an Incentive Stock Option.

“Officer” shall mean a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

“Option” shall mean a right granted under Section 8 and/or 11 of the Plan to purchase a certain number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Option Agreement”). Both Options intended to qualify as Incentive Stock Options and Nonstatutory Stock Options may be granted under the Plan.

“Outside Director” shall mean a Director who is not an Employee.

“Participant” shall mean the Awardee or any person (including any estate) to whom an Award has been assigned or transferred as permitted hereunder.

“Plan” shall mean this Berry Petroleum Company 2010 Equity Incentive Plan.

“Qualifying Performance Criteria” shall have the meaning set forth in Section 15(b) of the Plan.

“Related Corporation” shall mean any parent or subsidiary (as defined in IRC Sections 424(e) and (f)) of the Company.

“Section 409A Change in Control” shall mean and shall be deemed to have occurred if and when a Change in Control occurs that meets the requirements of IRC Section 409A(a)(2)(A)(v) and any related regulations or pronouncements.

“Service Provider” shall mean an Employee, Director, or Consultant.

“Share” shall mean a share of the Common Stock, as adjusted in accordance with Section 16 of the Plan.

“Stock Award” shall mean an award or issuance of Shares or Stock Units made under Section 11 and/or 12 of the Plan, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued service or performance conditions) and terms as are expressed in the agreement or other documents evidencing the Award (the “Stock Award Agreement”).

“Stock Appreciation Right” or “SAR” shall mean an Award, granted alone or in connection with an Option, that pursuant to Section 13 of the Plan is designated as a SAR. The terms of the SAR are expressed in the agreement or other documents evidencing the Award (the “SAR Agreement”).

“Stock Unit” shall mean a bookkeeping entry representing an amount equivalent to the fair market value of one Share, payable in cash, property or Shares. Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Administrator.

“10% Stockholder” shall mean the owner of stock (as determined under IRC Section 424(d)) possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any Related Corporation).

“Termination of Service” shall mean ceasing to be a Service Provider. However, for Incentive Stock Option purposes, Termination of Service will occur when the Awardee ceases to be an employee (as determined in accordance with IRC Section 3401(c) and the regulations promulgated thereunder) of the Company or one of its Related Corporations. The Administrator shall determine whether any corporate transaction, such as a sale or spin off of a division or business unit, or a joint venture, shall be deemed to result in a Termination of Service.

“Total and Permanent Disability” shall have the meaning set forth in IRC Section 22(e)(3).

3.             Stock Subject to the Plan .

(a)           Aggregate Limits .

(i)        Subject to the adjustments provided for in Section 16 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan through Awards is 1,000,000

Shares. Notwithstanding the foregoing, the maximum aggregate number of Shares that may be issued under the Plan through Incentive Stock Options is 1,000,000 Shares.

(ii)       Upon payment in Shares pursuant to the settlement of an Award, the number of Shares available for issuance under the Plan shall be reduced by (i) with respect to Options or SARs, the total number of Shares exercised and (ii) with respect to Stock Awards, the total number of shares issued. If any outstanding Award expires or is terminated or canceled without having been exercised or settled in full, or if Shares acquired pursuant to an Award subject to forfeiture are forfeited to the Company, the Shares allocable to the terminated portion of such Award or such forfeited Shares shall again be available to grant under the Plan; provided, however, that the aggregate number of shares of Common Stock that may be issued under the Plan upon the exercise of Incentive Stock Options shall not be increased for Stock Awards that are forfeited or repurchased. Notwithstanding the foregoing, the aggregate number of shares of Common Stock that may be issued under the Plan shall not be increased by (A) any Shares used or withheld from an Award to pay withholding taxes with respect to an Award, (B) any Shares tendered to satisfy the exercise price or purchase price of an Award, or (C) any Shares repurchased by the Company on the open market with the proceeds of the exercise price or purchase price of an Award. Notwithstanding anything in the Plan, or in any Award Agreement, to the contrary, (x) Shares attributable to Awards transferred pursuant to Section 15(a) shall not be again available for grant under the Plan and (y) the number of Shares available for issuance under the Plan shall not be reduced by Conversion Awards. The Shares subject to the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.

(b)      IRC Section 162(m) Limit . Subject to the provisions of Section 16 of the Plan, the aggregate number of Shares subject to Awards granted under this Plan during any calendar year to any one Awardee shall not exceed 400,000, except that in connection with his or her initial service, an Awardee may be granted Stock Awards covering up to an additional 400,000 Shares or Options or SARs covering up to an additional 600,000 Shares. Notwithstanding anything to the contrary in the Plan, the limitations set forth in this Section 3(b) shall be subject to adjustment under Section 16 of the Plan only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under IRC Section 162(m).

4.             Administration of the Plan .

(a)           Procedure .

(i)            Multiple Administrative Bodies. The Plan shall be administered by the Board, a Committee and/or their delegates.

(ii)           Section 162. To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance based compensation” within the meaning of IRC Section 162(m), Awards to “covered employees” within the meaning of IRC Section 162(m) or Employees that the Committee determines may be “covered employees” in the future shall be made by a Committee of two or more “outside directors” within the meaning of IRC Section 162(m).

(iii)          Rule 16b 3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b 3 promulgated under the Exchange Act (“Rule 16b 3”), Awards to Officers and Directors shall be made in such a manner to satisfy the requirement for exemption under Rule 16b 3.

(iv)          Other Administration. The Board or a Committee may delegate to an authorized Officer or Officers of the Company the power to approve Awards to persons eligible to receive

Awards under the Plan who are not (A) subject to Section 16 of the Exchange Act or (B) at the time of such approval, “covered employees” under IRC Section 162(m).

(v)           Delegation of Authority for the Day to Day Administration of the Plan. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day to day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

(b)           Powers of the Administrator . Subject to the provisions of the Plan and, in the case of a Committee or delegates acting as the Administrator, subject to the specific duties delegated to such Committee or delegates, the Administrator shall have the authority, in its discretion:

(i)            to select the Service Providers of the Company or its Affiliates to whom Awards are to be granted hereunder;

(ii)           to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(iii)          to determine the type of Award to be granted to the selected Service Provider;

(iv)          to approve the forms of Award Agreements for use under the Plan;

(v)           to determine the terms and conditions of any Award granted hereunder, including, but not limited to, the exercise and/or purchase price, the time or times when an Award may be exercised (which may or may not be based on performance criteria), the vesting schedule, any vesting and/or exercisability, acceleration or waiver of forfeiture restrictions, the acceptable forms of consideration, the term, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine and may be established at the time an Award is granted or thereafter, provided that any determination of such terms and conditions hereunder is not inconsistent with the terms of the Plan;

(vi)          to correct administrative errors;

(vii)         to construe and interpret the terms of the Plan (including sub plans and Plan addenda) and Awards granted pursuant to the Plan;

(viii)        to adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized (A) to adopt the rules and procedures regarding the conversion of local currency, withholding procedures and handling of stock certificates which vary with local requirements and (B) to adopt sub plans and Plan addenda as the Administrator deems desirable, to accommodate foreign laws, regulations and practice;

(ix)           to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub plans and Plan addenda;

(x)            to modify or amend each Award, including, but not limited to, the acceleration of vesting and/or exercisability of an Award, provided, however, that (A) any such amendment is subject to Section 17 of the Plan and may not impair any outstanding Award unless agreed to in writing by the Participant and (B) any acceleration of the vesting of a Stock Award shall be subject to the vesting requirements set forth in Sections 11(d) and 12(b);

(xi)          to allow Participants to satisfy withholding tax amounts by electing to have the Company withhold from the Shares to be issued pursuant to an Award that number of Shares having a Fair Market Value equal to the amount required to be withheld calculated using the minimum statutory withholding rates interpreted in accordance with applicable accounting requirements. The Fair Market Value of the Shares to be withheld shall be determined in such manner and on such date that the Administrator shall determine or, in the absence of provision otherwise, on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may provide;

(xii)         to authorize conversion or substitution under the Plan of any or all stock options, stock appreciation rights or other stock awards held by service providers of an entity acquired by the Company (the “Conversion Awards”). Any conversion or substitution shall be effective as of the close of the merger or acquisition. The Conversion Awards may be Nonstatutory Stock Options or Incentive Stock Options, as determined by the Administrator, with respect to options granted by the acquired entity. Unless otherwise determined by the Administrator at the time of conversion or substitution, all Conversion Awards shall have the same terms and conditions as Awards generally granted by the Company under the Plan;

(xiii)        to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xiv)        to determine whether Awards will be adjusted for Dividend Equivalents;

(xv)         to establish a program whereby Service Providers designated by the Administrator can reduce compensation otherwise payable in cash in exchange for Awards under the Plan;

(xvi)        to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including, without limitation, (A) restrictions under an insider trading policy and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

(xvii)       to provide, either at the time an Award is granted or by subsequent action, that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of the Award; and

(xviii)      to make all other determinations deemed necessary or advisable for administering the Plan and any Award granted hereunder.

(c)           Effect of Administrator’s Decision. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, shall be final and binding on all Participants. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations, including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

5.             Eligibility . Awards may be granted to Service Providers of the Company or any of its Affiliates.

6.             Term of Plan . The Plan shall become effective upon the effective date of approval of the Plan by stockholders of the Company and shall continue in effect until terminated under Section 17 of the Plan.

7.             Term of Award . The term of each Award shall be determined by the Administrator and stated in the Award Agreement. In the case of an Option, the term shall be determined by the Administrator and stated in the Option Agreement; provided, that such term may not exceed ten years from the Grant Date.

8.             Options . The Administrator may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Administrator or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals and for the satisfaction of an event or condition within the control of the Awardee or within the control of others.

(a)           Option Agreement . Each Option Agreement shall contain provisions regarding (i) the number of Shares that may be issued upon exercise of the Option, (ii) the type of Option, (iii) the exercise price of the Shares and the means of payment for the Shares, (iv) the term of the Option, which shall not exceed ten years, (v) such terms and conditions on the vesting and/or exercisability of an Option as may be determined from time to time by the Administrator, (vi) restrictions on the transfer of the Option and forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Administrator.

(b)           Exercise Price . The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

(i)        In the case of an Incentive Stock Option, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the Grant Date. Notwithstanding the foregoing, if any Employee to whom an Incentive Stock Option is granted is a 10% Stockholder, then the exercise price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the Grant Date.

(ii)       In the case of a Nonstatutory Stock Option, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the Grant Date. The per Share exercise price may also vary according to a predetermined formula; provided, that the exercise price never falls below 100% of the Fair Market Value per Share on the Grant Date. In the case of a Nonstatutory Stock Option intended to qualify as “performance based compensation” within the meaning of IRC Section 162(m), the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the Grant Date.

(iii)      Notwithstanding the foregoing, at the Administrator’s discretion, Conversion Awards may be granted in substitution and/or conversion of options of an acquired entity, with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of such substitution and/or conversion.

(c)           Vesting Period and Exercise Dates . Options granted under this Plan shall vest and/or be exercisable at such time and in such installments during the period prior to the expiration of the Option’s term as determined by the Administrator. The Administrator shall have the right to make the timing of the ability to exercise any Option granted under this Plan subject to continued service, the passage of time and/or such performance requirements as deemed appropriate by the Administrator. At any time after the grant of an Option, the Administrator may reduce or eliminate any restrictions surrounding any Participant’s right to exercise all or part of the Option.

(d)           Form of Consideration . The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment, either through the terms of the Option Agreement or at the time of exercise of an Option. Acceptable forms of consideration may include:

(i)        cashier’s check, check or wire transfer;

(ii)       subject to any conditions or limitations established by the Administrator, other Shares which have a Fair Market Value on the date of surrender or attestation that does not exceed the aggregate exercise price of the Shares as to which said Option shall be exercised;

(iii)      consideration received by the Company (A) under a broker assisted sale and remittance program acceptable to the Administrator or (B) pursuant to a net settlement authorizing the Company to withhold whole Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, provided that the Administrator determines that such withholding of Shares does not cause the Company to recognize an increased compensation expense under applicable accounting principles;

(iv)     such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or

(v)       any combination of the foregoing methods of payment.

9.             Incentive Stock Option Limitations .

(a)       Eligibility . Only employees (as determined in accordance with IRC Section 3401(c) and the regulations promulgated thereunder) of the Company or any of its Related Corporations may be granted Incentive Stock Options.

(b)      $100,000 Limitation . Notwithstanding the designation “Incentive Stock Option” in an Option Agreement, if the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Awardee during any calendar year (under all plans of the Company and any of its Related Corporations) exceeds $100,000, then the portion of such Options that exceeds $100,000 shall be treated as Nonstatutory Stock Options. An Incentive Stock Option is considered to be first exercisable during a calendar year if the Incentive Stock Option will become exercisable at any time during the year, assuming that any condition on the Awardee’s ability to exercise the Incentive Stock Option related to the performance of services is satisfied. If the Awardee’s ability to exercise the Incentive Stock Option in the year is subject to an acceleration provision, then the Incentive Stock Option is considered first exercisable in the calendar year in which the acceleration provision is triggered. For purposes of this Section 9(b), Incentive Stock Options shall be taken into account in the order in which they were granted. However, because an acceleration provision is not taken into account prior to its triggering, an Incentive Stock Option that becomes exercisable for the first time during a calendar year by operation of such provision does not affect the application of the $100,000 limitation with respect to any Incentive Stock Option (or portion thereof) exercised prior to such acceleration. The Fair Market Value of the Shares shall be determined as of the Grant Date.

(c)       Leave of Absence . For purposes of Incentive Stock Options, no leave of absence may exceed three months, unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company or a Related Corporation is not so provided by statute or contract, an Awardee’s employment with the Company shall be deemed terminated on the first day immediately following such three month period of leave for Incentive Stock Option purposes and any Incentive Stock Option granted to the Awardee shall cease to be treated as an Incentive Stock Option and shall terminate upon the expiration of the three month period following the date the employment relationship is deemed terminated.

(d)      Transferability . The Option Agreement must provide that an Incentive Stock Option cannot be transferable by the Awardee otherwise than by will or the laws of descent and distribution, and, during the lifetime of such Awardee, must not be exercisable by any other person. Notwithstanding the foregoing, the Administrator, in its sole discretion, may allow the Awardee to transfer his or her Incentive Stock Option to a trust where under IRC Section 671 and other Applicable Law, the Awardee is considered the sole beneficial owner of the Option while it is held in the trust. If the terms of an Incentive Stock Option are amended to permit transferability, the Option will be treated for tax purposes as a Nonstatutory Stock Option.

(e)       Exercise Price . The per Share exercise price of an Incentive Stock Option shall be determined by the Administrator in accordance with Section 8(b)(i) of the Plan.

(f)       10% Stockholder . If any Employee to whom an Incentive Stock Option is granted is a 10% Stockholder, then the Option term shall not exceed five years measured from the date of grant of such Option.

(g)      Other Terms . Option Agreements evidencing Incentive Stock Options shall contain such other terms and conditions as may be necessary to qualify, to the extent determined desirable by the Administrator, under the applicable provisions of IRC Section 422.

10.          Exercise of Option .

(a)           Procedure for Exercise; Rights as a Stockholder .

(i)        Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the respective Award Agreement.

(ii)       An Option shall be deemed exercised when the Company receives (A) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option; (B) full payment for the Shares with respect to which the related Option is exercised; and (C) with respect to Nonstatutory Stock Options, payment of all applicable withholding taxes.

(iii)      Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Unless provided otherwise by the Administrator or pursuant to this Plan, until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option.

(iv)     The Company shall issue (or cause to be issued) such Shares as soon as administratively practicable after the Option is exercised. An Option may not be exercised for a fraction of a Share.

(b)           Effect of Termination of Service on Options .

(i)        Generally. Unless otherwise provided for by the Administrator, if a Participant ceases to be a Service Provider, other than upon the Participant’s death or Total and Permanent Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement).

In the absence of a specified time in the Award Agreement, the vested portion of the Option will remain exercisable for four months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(ii)       Disability of Awardee. Unless otherwise provided for by the Administrator, if a Participant ceases to be a Service Provider as a result of the Participant’s Total and Permanent Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve months following the Participant’s termination. Unless otherwise provided by the Administrator, if at the time of disability the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan on the date of the Participant’s disability. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii)      Death of Awardee. Unless otherwise provided for by the Administrator, if a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan on the date of the Participant’s death. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

11.          Grants To Outside Directors .

(a)           Grants . The Administrator may grant Awards to Outside Directors. The Administrator shall determine the type of Award, the actual number of Shares that are covered by each such Award, and the Grant Date of such Award.

(b)           Initial Grant . Each Outside Director who first becomes a Director after the effective date of the Plan may be eligible to receive a one time grant of either a Nonstatutory Stock Option or a Stock Award. The Administrator shall determine whether the Outside Director shall receive a one time grant, and if so granted, determine the type of Award, the actual number of Shares that are covered by such Award, and the Grant Date of such Award.

(c)           Exercise Price . The Exercise Price of the Options granted to the Outside Directors under this Article shall be equal to 100% of the Fair Market Value of the Shares on the date of grant of such Option.

(d)           Vesting . The Administrator shall determine whether and to what extent Awards to Outside Directors under this Article are subject to vesting requirements. No more than 5% of the total number of Shares that may be issued under the Plan may be granted as Stock Awards to Outside Directors which vest within less than one year after the Grant Date. With respect to Stock Awards to Outside Directors in excess of such 5% limitation, the vesting period shall be no less than one year after the Grant Date; provided, however, that (A) the Administrator may provide for earlier vesting upon a Change in Control or the Outside Director’s death, disability or retirement and (B) such restriction on vesting shall not apply to an Award that is granted in lieu of compensation (provided that the Outside Director is given the opportunity to accept cash in lieu of such Award).

(e)          Other Terms. Except as otherwise provided for above, the other terms of the Awards granted to the Outside Directors under this Article shall be determined by the Administrator in accordance with the terms of the Plan. Notwithstanding any provision of the Plan to the contrary, the Administrator with respect to Awards made pursuant to this Article shall be a committee composed solely of Outside Directors.

12.          Stock Awards .

(a)           Stock Award Agreement . Each Stock Award Agreement shall contain provisions regarding

(i) the number of Shares subject to such Stock Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment for the Shares, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retained and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Administrator, (v) restrictions on the transferability of the Stock Award and (vi) such further terms and conditions in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(b)           Restrictions and Performance Criteria . The grant, issuance, retention and/or vesting of each Stock Award may be subject to such performance criteria and level of achievement versus these criteria as the Administrator shall determine, which criteria may be based on financial performance, personal performance evaluations and/or completion of service by the Awardee. Notwithstanding anything to the contrary herein, the performance criteria for any Stock Award that is intended to satisfy the requirements for “performance based compensation” under IRC Section 162(m) shall be established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing. Any Stock Award granted to a Participant other than an Outside Director that (i) is not conditioned upon or subject to achievement of performance criteria shall vest no sooner than one-third on each of the first three anniversaries of the date of grant and (ii) is conditioned upon or subject to achievement of performance criteria shall vest no sooner than one year after the date of grant; provided, however, that (A) the Administrator may provide for earlier vesting upon a Change in Control or the Awardee’s death, disability or retirement and (B) such restriction on vesting shall not apply to a Stock Award that is granted in lieu of salary or bonus (provided that the Awardee is given the opportunity to accept cash in lieu of such Award).

(c)           Forfeiture . Unless otherwise provided for by the Administrator, upon the Awardee’s Termination of Service, the unvested Stock Award and the Shares subject thereto shall be forfeited.

(d)           Rights as a Stockholder . Unless otherwise provided by the Administrator, the Participant shall have the rights equivalent to those of a stockholder and shall be a stockholder only after Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) to the Participant. Unless otherwise provided by the Administrator and subject to the provisions of Section 15(f) hereof, a Participant holding Stock Units shall be entitled to receive Dividend Equivalents.

13.           Stock Appreciation Rights . Subject to the terms and conditions of the Plan, a SAR may be granted to a Service Provider at any time and from time to time as determined by the Administrator in its sole discretion.

(a)           Number of SARs . The Administrator shall have complete discretion to determine the number of SARs granted to any Service Provider.

(b)           Exercise Price and Other Terms . The per SAR exercise price shall be no less than 100% of the Fair Market Value per Share on the Grant Date and the term of a SAR shall be for no longer than ten years after the Grant Date. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the other terms and conditions of SARs granted under the Plan.

(c)           Exercise of SARs . SARs shall be exercisable on such terms and conditions as the Administrator, in its sole discretion, shall determine.

(d)           SAR Agreement . Each SAR grant shall be evidenced by a SAR Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(e)           Expiration of SARs . A SAR granted under the Plan shall expire upon the date determined by the Administrator, in its sole discretion, and set forth in the SAR Agreement. Notwithstanding the foregoing, the rules of Section 10(b) will also apply to SARs.

(f)           Payment of SAR Amount . Upon exercise of a SAR, the Participant shall be entitled to receive a payment from the Company in an amount equal to the difference between the Fair Market Value of a Share on the date of exercise over the exercise price of the SAR. This amount shall be paid in cash or in Shares of equivalent value, as determined by the Administrator.

14.           Cash Awards . Each Cash Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period.

(a)           Cash Award . Each Cash Award shall contain provisions regarding (i) the performance goal(s) and maximum amount payable to the Participant as a Cash Award, (ii) the performance criteria and level of achievement versus these criteria which shall determine the amount of such payment, (iii) the period as to which performance shall be measured for establishing the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Cash Award prior to actual payment, (vi) forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Administrator. The maximum amount payable as a Cash Award that is settled for cash may be a multiple of the target amount payable, but the maximum amount payable pursuant to that portion of a Cash Award granted under this Plan for any fiscal year to any Awardee that is intended to satisfy the requirements for “performance based compensation” under IRC Section 162(m) shall not exceed $3,000,000.

(b)           Performance Criteria . The Administrator shall establish the performance criteria and level of achievement versus these criteria which shall determine the target and the minimum and maximum amount payable under a Cash Award, which criteria may be based on financial performance and/or personal performance evaluations. The Administrator may specify the percentage of the target Cash Award that is intended to satisfy the requirements for “performance based compensation” under IRC Section 162(m). Notwithstanding anything to the contrary herein, the performance criteria for any portion of a Cash Award that is intended to satisfy the requirements for “performance based compensation” under IRC

Section 162(m) shall be a measure established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing.

(c)           Timing and Form of Payment . The Administrator shall determine the timing of payment of any Cash Award. The Administrator may specify the form of payment of Cash Awards, which may be cash or other property, or may provide for an Awardee to have the option for his or her Cash Award, or such portion thereof as the Administrator may specify, to be paid in whole or in part in cash or other property.

(d)           Termination of Service . The Administrator shall have the discretion to determine the effect of a Termination of Service on any Cash Award due to (i) disability, (ii) retirement, (iii) death, (iv) participation in a voluntary severance program, or (v) participation in a work force restructuring; provided, however, that if the Cash Award is intended to satisfy the requirements for “performance based compensation” under IRC Section 162(m), the Administrator’s determination under this Section shall be in compliance with IRC Section 162(m).

15.          Other Provisions Applicable to Awards .

(a)           Non Transferability of Awards . Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by beneficiary designation, will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. The Administrator may make an Award transferable to an Awardee’s family member or any other person or entity. If the Administrator makes an Award transferable, either at the time of grant or thereafter, such Award shall contain such additional terms and conditions as the Administrator deems appropriate, and any transferee shall be deemed to be bound by such terms upon acceptance of such transfer.

(b)           Qualifying Performance Criteria . For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in earnings, earnings per share or cash flow (v) stock price; (vi) return on equity or average stockholders’ equity; (vii) total stockholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) reserve replacement; (xviii) production volume or growth; (xix) overhead or other expense reduction; (xx) growth in stockholder value relative to the moving average of the S&P 500 Index or a peer group index; (xxi) credit rating; (xxii) strategic plan development and implementation; (xxiii) improvement in workforce diversity; (xxiv) EBITDA; (xxv) finding and development cost; (xxvi) steam and non steam operating cost; (xxvii) environmental, health and safety record; (xxviii) reserve growth; (xxix) finding, development and acquisition costs (FD&A); (xxx) operating cash flow; (xxxi) net operating profit after tax (NOPAT); (xxxii) economic profit; (xxxiii) dividend measures; (xxxiv) compliance with debt covenants; and (xxxv) any other similar criteria. The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (A) asset write downs; (B) litigation or claim judgments or reserves for litigation or claim judgments or settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; and (E) any extraordinary non recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year.

(c)           Certification . Prior to the payment of any compensation under an Award intended to qualify as “performance based compensation” under IRC Section 162(m), the Committee shall certify the extent to which any Qualifying Performance Criteria and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Common Stock).

(d)           Discretionary Adjustments Pursuant to Section 162(m) . Notwithstanding satisfaction or any completion of any Qualifying Performance Criteria, to the extent specified at the time of grant of an Award to “covered employees” within the meaning of IRC Section 162(m), the number of Shares, Options or other benefits granted, issued, retained and/or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(e)           Section 409A . Notwithstanding anything in the Plan to the contrary, it is the intent of the Company that all Awards granted under this Plan shall not cause an imposition of the additional taxes provided for in IRC Section 409A(a)(1)(B).

(f)           Dividend Equivalents . The Administrator, in its sole discretion, may provide for the payment of Dividend Equivalents with respect to any Award; provided, however, that Dividend Equivalents may only be paid with respect to Shares actually earned under an Award that is conditioned upon or subject to achievement of performance criteria.

16.          Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale .

(a)           Changes in Capitalization . Subject to any required action by the stockholders of the Company, (i) the number and kind of Shares covered by each outstanding Award, and the number and kind of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, (ii) the price per Share subject to each such outstanding Award, and (iii) the Share limitations set forth in the Plan, shall be proportionately adjusted for any increase or decrease in the number or kind of issued shares resulting from a stock split, reverse stock split, spin-off, any distribution to holders of Shares of securities or property (other than normal cash dividends or dividends payable in Shares), combination, subdivision or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b)           Dissolution or Liquidation . In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Option to be fully vested and exercisable until ten days prior to such transaction. In addition, the Administrator may provide that any restrictions on any Award shall lapse prior to the transaction, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed transaction.

(c)           Change in Control . In the event there is a Change in Control of the Company, as determined by the Board or a Committee, the Board or Committee may, in its discretion, (i) provide for the assumption or substitution of, or adjustment to, each outstanding Award; (ii) accelerate the vesting of Options and SARs and terminate any restrictions on Stock Awards or Cash Awards; and (iii) provide for the cancellation of Awards for a cash payment to the Participant. Notwithstanding the foregoing, in no event shall any award that is non-qualified deferred compensation subject to IRC Section 409A be paid or settled due to the occurrence of a Change in Control that is not a Section 409A Change in Control.

(d)           Section 409A Adjustments . No adjustment or substitution pursuant to this Section 16 shall be made in a manner that results in noncompliance with the requirements of IRC Section 409A , to the extent applicable.

17.          Amendment and Termination of the Plan .

(a)           Amendment and Termination . The Administrator may amend, alter or discontinue the Plan or any Award Agreement, but any such amendment shall be subject to approval of the stockholders of the Company in the manner and to the extent required by Applicable Law. Except as provided in Section 16, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or outstanding SARs or cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without shareholder approval.

(b)           Effect of Amendment or Termination . No amendment, suspension or termination of the Plan shall impair the rights of any Award, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(c)           Effect of the Plan on Other Arrangements . Neither the adoption of the Plan by the Board or a Committee nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or any Committee to adopt such other incentive arrangements as it or they may deem desirable, including, without limitation, the granting of restricted stock or stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

18.          Designation of Beneficiary .

(a)          An Awardee may file a written designation of a beneficiary who is to receive the Awardee’s rights pursuant to Awardee’s Award or the Awardee may include his or her Awards in an omnibus beneficiary designation for all benefits under the Plan. To the extent that Awardee has completed a designation of beneficiary such beneficiary designation shall remain in effect with respect to any Award hereunder until changed by the Awardee to the extent enforceable under Applicable Law.

(b)          Such designation of beneficiary may be changed by the Awardee at any time by written notice. In the event of the death of an Awardee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Awardee’s death, the Company shall allow the executor or administrator of the estate of the Awardee to exercise the Award, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may allow the spouse or one or more dependents or relatives of the Awardee to exercise the Award to the extent permissible under Applicable Law.

19.           No Right to Awards or to Service . No person shall have any claim or right to be granted an Award and the grant of any Award shall not be construed as giving an Awardee the right to continue in the service of the Company or its Affiliates. Further, the Company and its Affiliates expressly reserve the right, at any time, to dismiss any Service Provider or Awardee at any time without liability or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

20.           Legal Compliance . Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. Notwithstanding anything in the Plan to the contrary, it is the intent of the Company that the Plan shall be administered so that the additional taxes provided for in IRC Section 409A(a)(1)(B) are not imposed.

21.           Inability to Obtain Authority . To the extent the Company is unable to or the Administrator deems that it is not feasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

22.           Reservation of Shares . The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

23.           Notice . Any written notice to the Company required by any provisions of this Plan shall be addressed to the Secretary of the Company and shall be effective when received.

24.          Governing Law; Interpretation of Plan and Awards .

(a)          This Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the state of Colorado.

(b)          In the event that any provision of the Plan or any Award granted under the Plan is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan and/or Award shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(c)          The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of the Plan, nor shall they affect its meaning, construction or effect.

(d)          The terms of the Plan and any Award shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

(e)          All questions arising under the Plan or under any Award shall be decided by the Administrator in its total and absolute discretion. In the event the Participant believes that a decision by the Administrator with respect to such person was arbitrary or capricious, the Participant may request arbitration with respect to such decision. The review by the arbitrator shall be limited to determining whether the Administrator’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision, and the Awardee shall as a condition to the receipt of an Award be deemed to explicitly waive any right to judicial review.

25.           Limitation on Liability . The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant, an Employee, an Awardee or any other persons as to:

(a)           The Non Issuance of Shares . The non issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and

(b)           Tax Consequences . Any tax consequence expected, but not realized, by any Participant, Employee, Awardee or other person due to the receipt, exercise or settlement of any Option or other Award granted hereunder.

26.           Unfunded Plan . Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Awardees who are granted Stock Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company nor the Administrator be deemed to be a trustee of stock or cash to be awarded under the Plan. Any liability of the Company to any Participant with respect to an Award shall be based solely upon any contractual obligations which may be created by the Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any obligation which may be created by this Plan.